Exhibit 2.1

MEMORANDUM OF SETTLEMENT

THIS MEMORANDUM OF SETTLEMENT is signed in Nagpur on June 21, 2012.

Between:
1.
INDIA GLOBALIZATION CAPITAL, INC., a company organized under the laws of the State of Maryland and having its office address at 4336 Montgomery Avenue, Bethesda, MD 20814 (hereinafter referred to as the “Company”, which expression shall, unless contrary or repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIRST PART.

AND

2.
SRICON INFRASTRUCTURE PRIVATE LIMITED, a company incorporated under the Indian Companies Act, 1956, having its registered office at Sricon House 25, Pragati Layout, Rajeev Nagar, Nagpur, India (hereinafter referred to as “SIPL” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the SECOND PART;

AND

3.
The Persons whose names and addresses are set out in Schedule 1 hereto (hereinafter referred to as “Promoters”, which expression shall, unless repugnant to the context or meaning thereof, to be deemed to mean and include their heirs, legal representatives, executors, and administrators) of the THIRD PART.

AND

4.
 INDIA GLOABALIZATION CAPITAL MAURITIUS LIMITED, a body corporate established under the laws of Mauritius and having its principal place of business at C/o Multiconsult Limited, Rogers House, 5 President John Kennedy Street, Port Louis, Republic of Mauritius (hereinafter referred to as “WOS”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FOURTH PART;

AND

5.
TECHNI BHARATHI PRIVATE LIMITED, (formerly known as Techni Bharathi Limited) a company incorporated under the Indian Companies Act, 1956, having its registered office at 134/136-A, ‘Florance’, Ist Floor Bypass, Edappally, Kochi -682024, Kerala, India (hereinafter referred to as “TBL” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIFTH PART;

That the Company, SIPL, Promoters, WOS and TBL shall hereinafter collectively be referred to as the “Parties” and individually as the “Party”

1.           PURPOSE

1.1
The purpose of this Memorandum of Settlement (‘MOS’ for short) is to reduce in writing the terms and conditions mutually agreed between the parties after discussions and negotiations at Nagpur, India to settle all their disputes amicably and record the consent for compromise between the parties thereto.

1.2	The purpose of this Memorandum of Settlement is:-

(a)
to put an end to all disputes and allegations between the aforesaid parties arising from and relating to (i) the control and management of the affairs of SIPL, (ii) all other allegations made by the WOS in Company Petition No. 02 (MB) of 2010 titled as “India Globalization Capital, Mauritius v. Sricon Infrastructure Private Limited & Ors.”, pending adjudication before the Hon’ble Company Law Board, Mumbai and to arrive at this scheme of settlement between the parties hereto.

(b)
To nullify the effect of and to withdraw and close various notices/complaints/cases/petitions and any other litigations against each other and to stop further filing of complaints before any government authority/including banks, financial institutions against each other and subsidiaries/group companies/ joint venture companies, their directors, agents, employees, managers and shareholders etc.

2.           BACKGROUND

2.1	That WOS is a wholly owned subsidiary of the Company and as such is fully controlled by the Company.

2.2	That the Company through the WOS also owns and controls 76.87% equity shares of TBL

2.3
Whereas, sometime in year 2007, the Company  had entered into a Share Subscription and Purchase Agreement dated 07.09.2007  (‘SSPA’ for short)  with SIPL and ‘Promoters’ of SIPL. That the company along with its group companies had invested in SIPL in accordance with the terms and conditions as enumerated in the SSPA, and the same are not being repeated herein for the sake of brevity. That pursuant to the investment made by the Company in SIPL as per the details set out in SSPA, WOS had acquired 63% equity stake in SIPL.

2.4
That pursuant to SSPA and the subsequent investment made by the Company, SIPL allotted 40,41,676 equity shares of Rs. 10/- each and caused Sh. Rabindra Lal Srivastava, Promoter & Director, to transfer 3,51,840 equity shares of Rs. 10/- each in favor of the WOS, being the nominee of the Company, for the investment made by the Company in SIPL. That further to the SSPA, the parties to the SSPA also entered into a Shareholders Agreement dated 15.09.07 (‘SHA’ for short) for the purposes of regulating their relationship with each other as members of SIPL.

2.5
That sometimes thereafter disputes arose between the parties on account of various issues relating to the oppression and mismanagement and control of SIPL which are also a subject matter of Company Petition being C.P. No. 02(MB) of 2010 pending adjudication before the Hon’ble Company Law Board, Mumbai Bench. The parties in order to buy peace of mind and to put a dignified quietus to their disputes have decided to settle all their inter se disputes amicably. Further, the management of SIPL, the Company and WOS has decided to part ways by settling all their disputes once and for all.

2.6
That now the parties to buy peace of mind and settle all their disputes for once and all have decided to enter into the present MOS and are desirous of recording the broad terms and conditions of settlement as agreed by and between them.

3.           AUTHORITY

3.1
Mr.  Ram Mukunda, Chairman is the authorized person to enter into this MOS on behalf of the Company. A true copy of the resolution dated 04.05.2012 passed by Board of Directors of the Company is annexed hereto and marked as ANNEXURE - A.

3.2
Mr. Rabindra Lal Srivastava, (‘Mr. R.L. Srivastava’) is the authorised person/signatory to enter upon this MOS on behalf of the SIPL & the Promoters. A true copy of the resolutions passed by Board of Directors of SIPL dated________ along with valid authority by way of Power of Attorney of various members of the promoter group are annexed hereto and marked as ANNEXURE - B.

3.3
Mr. Ram Mukunda, Director is the authorized person to enter into this MOS on behalf of WOS. A true copy of the resolution dated _______ passed by Board of Directors of the Company is annexed hereto and marked as ANNEXURE - C.

3.4
Mr.  Santhosh Kumar M., Director is the authorized person to enter into this MOS on behalf of TBL. A true copy of the resolution dated 23.04.2012 passed by Board of Directors of the Company is annexed hereto and marked as ANNEXURE - D.

3.5
For the purposes of this MOS, Mr. R. L. Srivastava shall represent the Promoters of SIPL, as more clearly set out in the Schedule. Accordingly, all the Promoters hereby authorize Mr. R.L. Srivastava to represent the Promoters and take any decision which may be required to be taken, do all acts and execute all documents which are or may be required by the Promoters for the proper and effective fulfillment of the rights and obligations under this MOS. Any action taken or deed performed or document executed by Mr. R. L. Srivastava shall be deemed to be acts or deeds done or documents executed by all the Promoters, and shall be binding on all the Promoters.

4.           MUTUAL INTEREST OF THE PARTIES

4.1
All the parties to this MOS have mutual interest in this MOS and all the parties have entered upon this MOS after taking legal advice as may be deemed fit by them, and parties to this MOS put to the overt notice of each other that none of the parties are acting under any misrepresentation, coercion, threat, undue influence or pressure, duress etc. of any kind whatsoever and any such ground raised at any time after entering upon this MOS shall be treated as null and void.

4.2
The underlying mutual interest of all the parties is to bring an amicable settlement to the disputes that have arisen between the parties and the parties hereto shall not institute any court cases or complaints of any kind against each other pertaining to the subject matter of this dispute and all cases, petitions or complaints, if any, initiated will be withdrawn as per the terms set out herein below.

5.           SCOPE AND OBJECT OF MOS

WHEREAS the parties after various meetings, negotiations and discussions in detail, have arrived at an understanding to resolve all their disputes for once and all.

AND WHEREAS this MOS shall stand concluded once the obligations of the parties as envisaged hereinafter are fulfilled. The parties shall endeavour to fulfill their respective obligations within a period of 30 days from the date of the execution of the present MOS or any other reasonable period as may be agreed by the parties.

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND AGREEMENTS HEREIN CONTAINED, THE PARTIES HERETO AGREE AS FOLLOWS:

1.
That SIPL is the lawful owner of a piece of land situated at Mouza-Gavsi, Manapur, admeasuring 9.9 acres (approx.) (hereinafter referred to as ‘Total Land’) as more fully described in the map as Annexure-1. That SIPL and its promoters have agreed and undertaken to transfer 1/2 (One Half) of the Total Land being about 4.79 acres (approx.) as more fully described in Annexure 1 (hereinafter referred to as ‘Land in Consideration’) in the name of WOS in full and final settlement of all claims made by the Company and WOS against SIPL & its Promoters. That it is clarified that the portion of land marked in ‘green’ colour in Annexure 1 is being transferred to the Company being the Land in Consideration and the balance land is marked in ‘red’ colour being the land outstanding/ remaining with SIPL and its promoters out of the Total Land after the transfer of the Land in Consideration (hereinafter referred to as ‘Outstanding Land’) with SIPL and its promoters after the transfer of the Land in Consideration.

2.
That SIPL shall on the date of transfer of the Land in Consideration to the WOS, hand over physical, vacant and peaceful possession of the Land in Consideration to the WOS, free from all encumbrances. Once the Land in Consideration is transferred to the WOS, WOS shall be the absolute owner of the Land in Consideration and shall be at liberty to deal with the Land in Consideration in a manner deemed appropriate including but not limited to transfer/ assignment of the Land in Consideration to any of its group companies or any third party, as the case may be.

3.
The said transfer of the Land in Consideration shall be treated as the consideration for the entire investment made by the WOS and/or any other group company. That thereafter the WOS or any of its subsidiaries including TBL shall have no claim against SIPL.  The portion of land which is to be transferred is marked in green on a map which is a part and parcel of the instant MOS and is attached as Annexure-1.

4.
SIPL shall execute all documents and deeds required for effecting the transfer of Land in Consideration in the name of WOS. SIPL shall extend its unconditional support and co-operation for getting the Land in Consideration transferred in the name of WOS and execute all documents as may be required for the said purpose.  That SIPL and/or its Promoters shall handover the original papers of said land /original sale deed etc., to WOS on execution of the Sale Deed.

5.
It is also agreed between the parties that the existing road leading to the Land in Consideration shall be used by both the parties for ingress and egress from the above mentioned land. The said existing road shall be common in nature. However, area of the said road shall not be deducted from the Land in Consideration being given to WOS.

6.
That behind the Land in Consideration, there is a small parcel of land which has been sold by Mr. R. L. Srivastava sometime in 2008 and is now owned and possessed by some third party as more clearly described and marked in ‘blue’ colour in Annexure-1. However, there is no road leading or connecting the said small parcel of land to the highway. If at any stage, whether before the transfer or after the transfer of the Land in Consideration in favour of WOS,  the present owner or any third party who owns that parcel of land, at the relevant time, claims any right of way from the Total Land including the Land in Consideration and Outstanding Land for the said parcel of land, then in that contingency, right of way/ easement shall be provided to such owner/ third party from the Total Land including the Land in Consideration subject to the condition that as and when right of way is provided from the Land in Consideration to the third party for the said parcel of land situated behind the Land in Consideration, SIPL shall compensate WOS with proportionate area of land from SIPL’s share of land being the Outstanding Land so as to ensure that the total holding of the WOS does not go below 4.79 acres in any such eventuality.

7.
That the parties have agreed that the contingency as set out in clause 6 herein above shall be incorporated in and shall form part of the  Sale Deed which shall be executed by SIPL in favour of WOS for transfer of the Land in Consideration. That the parties further agree that the said Sale Deed will contain a clause in form and manner similar to a clause as set out herein below:

“If at any stage,  any third party who owns a small parcel of land, which is landlocked behind the land being transferred to IGC, Mauritius Ltd., claims any right of way for that parcel of land, then in that eventuality, right of way shall be provided to that third party from the Total Land subject to the condition that as and when right of way is provided from the Total Land to the third party for the small parcel of land, SIPL shall be obliged to compensate IGC Mauritius, Ltd./ or any of its affiliates/ Third Party, who shall be the owner of the Land in Consideration at the relevant time by transferring proportionate area of land, without any consideration being paid for the same, from SIPL’s share i.e.  from 1/2 (one half) share of the total land left with SIPL.
That it is further clarified that the present obligation to transfer proportionate area of land in the event of the contingency arising as set out in Clause 6 of the MoS will continue to remain operative and binding on all future purchasers/ owners of the Outstanding Land.”

8.
That on the signing of this MOS, SIPL & its Promoters shall have no rights, title and interest or control over the land which is being transferred in the name of WOS (Land in Consideration) and also the Company and WOS shall have no claim whatsoever against the SIPL and Its Promoters.

9.
That SIPL has undertaken and assured WOS that the Land in Consideration is unencumbered and free from all charges, liens, tax liabilities etc. SIPL has further undertaken that they shall pay and be liable for all liabilities including but not limited to ground rent, maintenance, all taxes or municipal charges in respect of the Land in Consideration till the time Land in Consideration is transferred in favour of WOS.

10.
The Company shall return the shares of Mr. R.L. Srivastava which were pledged by him with the Company. The Company shall handover the original share certificates, transfer deeds etc. to Mr. R.L. Srivastava and shall not claim any right in those shares in future. On the signing of the present MoS, the pledge on the above shares shall stand cancelled.

11.
That WOS shall return 22% shares held by it in SIPL and shall extend its unconditional support and co-operation for transfer of the said shares to Mr. R.L. Srivastava or his nominee. The WOS shall sign all the necessary documents i.e. transfer deed(s) and other statutory documents etc. as may be required under law for effecting transfer of the said shares in the name of Mr. R.L. Srivastava.

12.
Mr. Ram Mukunda, nominee director of the Company who is currently on the Board of SIPL, shall resign from the Board of SIPL with immediate effect. Thereafter, SIPL shall file Form 32 with the Registrar of Companies within a period of 7 days from the date of transfer of land as described herein in the MoS. Mr. Ram Mukunda has relinquished all his claims against SIPL during the tenure in which he was a nominated Director of SIPL.

13.
Vide Loan Agreement dated 17.03.2008, SIPL gave a loan of INR 72,36,01,901.12/- to Sricon Infrastructure Mauritius Private Limited (‘SIMPL’ for short) , a body corporate established under the laws of Mauritius and having its principal place of business at Frore Felix de Valois Street, Port Louis on the terms and conditions set out in the said agreement.

14.
That vide Agreement dated 18.03.2008, SIMPL gave a sum of USD 19,238,329.38 to the Company as a loan for a period of one year.  Thereafter, Loan Agreement dated 18.03.2008 was amended on 16.03.2009 and the said Loan Agreement was extended by a further period of one year on the same terms and conditions set out in the Loan Agreement dated 18.03.2008.

15.
Sometime in the month of October, 2009, SIMPL expressed its willingness to acquire equity shares held by WOS in SIPL and pursuant thereto a Memorandum of Understanding was signed on 01.10.2009 was signed between SIMPL, the Company and WOS whereby SIMPL expressed its willingness to acquire 28,39,435 equity shares of SIPL from WOS in full and final settlement of the outstanding loan amount.

16.
The aforesaid understanding between the parties in the aforesaid MOS was duly incorporated in a Share Transfer cum Repayment of Loan Agreement dated 24.03.2010 executed between SIMPL, the Company and WOS whereby WOS jointly and severally agreed to sell, transfer or convey and SIMPL agreed to purchase, acquire and accept 28,39,435 equity shares from WOS in full and final settlement of the outstanding loan amount of INR 72,36,01,901.12/-.

17.	That SIPL shall effect and record transfer of 28,39,435 shares of SIPL in favour of SIMPL and rectify its register of members accordingly.

18.	WOS undertakes to indemnify SIPL for any liability, claims etc. arising on account of the transfer of 28,39,435 shares of SIPL from WOS to SIMPL.

19.
Thereafter, the Company and the WOS shall extend its support and co-operation to SIPL and extend their best efforts to cause SIMPL for effecting transfer of 41% Shares i.e.  28,39,435 equity shares  in the name of SIPL and/or its nominees and in consideration thereof, SIPL shall waive the Loan given by them to SIMPL pursuant to Loan Agreement dated 17.03.2008. Therefore, pursuant to transfer of 28,39,435 equity shares  of SIPL held by SIMPL, the loan amount as stipulated in the  Loan Agreement dated 17.03.2008 shall stand settled and SIPL shall have no claim from SIMPL in respect of the said loan in any manner whatsoever.

20.
That it has been agreed between the parties herein that in the event that parties are not able to comply with their part of the obligations as stipulated in the present MOS within reasonable time, all rights and claims, without prejudice to the rights contained under the present MOS, shall stand revived and restored including but not limited to revival of all cases, complaints etc. which they have filed against each other.

21.
“TBL” had transferred an amount of Rs. 14 crores to SIPL and in that regard TBL has also issued a notice for recovery.  TBL agrees to withdraw the said notice in consideration for the transfer of the Land in Consideration by SIPL to the Company and accordingly the amount payable to TBL stands settled. Herein forth, there shall be no claim by TBL against SIPL and/or its Promoters related to the above amount and TBL/SIPL shall make necessary entry in their books of accounts. That TBL has waived its claim against SIPL and now there are no dues on any account. The accounts between TBL and SIPL stands settled with no dues on either side.

22.
The parties have agreed to co-operate with each other so that any capital gain arising out of this transaction shall be minimized to the maximum. The parties have further agreed to sign and execute necessary documents for the said purpose as and when called by each other.

23.
It is specifically agreed between the parties that the company incorporated in Mauritius under the name and style of SRICON INFRASTRUCTURE MAURITIUS PRIVATE LIMITED shall be wound up and that its legal entity shall come to an end immediately. It is further agreed that none of the parties shall use the name of SRICON INFRASTRUCTURE MAURITIUS PRIVATE LIMITED hereinafter. The WOS shall ensure all reasonable support for winding up of SIMPL including cooperation with the nominee of SIPL, who shall visit Mauritius for the needful formalities, at the expense of SIPL.

24.
The expenses with regard to registration of the land viz. stamp duty, documentation etc. in favour of the WOS shall be borne by the Company. SIPL shall cooperate in the transfer of the Land in Consideration to the WOS; however, it shall not be liable to bear any expenses or cost.

25.	SIPL and its promoters undertake to indemnify the Company/ WOS and Mr. Ram Mukunda and/or other members on the board of the Company/ WOS and/or their employees/ agents for the following:

a)
All actions and/or omissions during the tenure of Mr. Ram Mukunda as a director of SIPL including but not limited to any potential actions/claims by government/statutory authorities, individuals, other companies, etc.

b)
That there is a parcel of land behind the Land in Consideration which has been sold by SIPL and/or its promoters to some third party without any easement rights thereto. SIPL & its Promoters shall indemnify and keep the Company, WOS and its directors harmless at all times against all claims which may be made by the said third party or any other party  in respect of the easement rights from the Company, WOS and/or its directors.

c)
That to the best knowledge of the Company, some cases have been filed by the said third party against SIPL in respect of the land as detailed in para  (b) above in Courts, Tribunals etc. SIPL & its promoters shall indemnify and keep the Company, WOS and its directors harmless at all times against all claims which may be made by the said third party or any other party in respect of the said land from the Company, WOS and/or its directors and/or any case in respect thereto pending or filed in future by the party in terms of Clause 6 and 7 of the present MoS.

26.
The WOS shall ensure smooth transfer of shares from the WOS to Mr. R. L. Srivastava and/or his nominees without any hindrance. That the WOS will extend its full cooperation to SIPL for any permission in regard to the transfer of the shares as envisaged in the MoS that may be required from the Company Law Board or any authority. All documentation with regard to the said transfer shall be the responsibility of WOS. However, SIPL and its promoters shall render unconditional support and co-operation with regard to transfer of shares by WOS in favour of Mr. R. L. Srivastava and/or his nominees as the case may be.

27.
The instant MOS shall be filed firstly before the Hon’ble Company Law Board at Mumbai and thereafter the transfer of Land in Consideration shall be done. The parties shall file a precepie before the Hon’ble Company Law Board at Mumbai and make a joint request for adjournment for completion of the formalities as contemplated in the present agreement.

28.	All the parties agree to file the present MOS immediately before the Hon’ble Company Law Board at Mumbai and seek appropriate orders in terms of the same thereof.

29.
That the parties herein have agreed that WOS and SIPL shall jointly file an application for withdrawal of the company petition i.e. CP no. 02(MB) of 2010 pending before the Hon’ble Company Law Board, Mumbai after the transfer of Land in Consideration to the WOS and all formalities are completed, in terms of the present MoS.

30.
Further, the parties shall withdraw all the cases, complaints, notices filed by them against each other from the concerned Courts, Tribunals, Forums, Authorities etc.  unconditionally  and parties hereto shall not institute any fresh Cases or Complaints of any kind against each other pertaining to the subject matter of the dispute which forms part of the present agreement .

31.	The parties agree not to use the names of each other hereinafter. If the same is done, without the consent of the relevant party, then it shall tantamount to misrepresentation.

32.
The parties shall cooperate with each other to the fullest extent to ensure that the instant MOS is duly acted upon. The parties shall sign all relevant documents in regard to the transfer of shares and also in regard to the transfer of land etc.

33.
The parties will be obligated to amicably resolve any or all disputes or differences, arising out of or touching upon or in relation to the terms and conditions of the present MOS by way of conciliation before Shri Prem Grover, S/o Sh. Lakshmi Narayan R/o Civil Lines, Nagpur.

34.
In case of any difficulty for implementing the terms and conditions of this MOS, the parties will approach the Conciliator, Mr. Prem Grover as has been mutually agreed by the parties and in case such a difficulty cannot be resolved by the Conciliator appointed by the parties within 30 days from the date of such difficulty having been arisen, either party will be at liberty to approach the Hon’ble Company Law Board, for further directions /clarifications.

35.	That the parties have agreed to abide by the terms of this MOS and no one shall cause any thing prejudicial to the interest of the other parties or their respective group.

36.
The Parties recognize that each of them will be given and have access to confidential and proprietary information of the other Parties. The Parties undertake not to use any of such confidential information for their own corporate purposes without the prior written consent of the Party owning such information and shall keep confidential and not disclose to any third party any of the other Parties’ confidential and proprietary information for a period of 3 years from the date hereof.

37.
The Parties acknowledge and agree that the covenants and obligations with respect to confidentiality set forth in Clause 36 herein above relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the respective party, irreparable injury for which adequate remedies are not available at law. Therefore, the Parties agree that the Party entitled to enforce the covenants set forth above, shall be entitled to an injunction, restraining order or such other equitable relief as a Court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation of the covenants and obligations contained in the said Clause. These injunctive remedies are cumulative and are in addition to any other rights and remedies the concerned Party may have at law or in equity.

IN WITNESSES WHEREOF, the parties hereto have hereunto set and subscribed their respective hands and seals, on the day, month and year first above written in the presence of the following witnesses:

Execution Page Follows:

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR HEREIN WRITTEN:

SIGNED AND DELIVERED	)
BY THE WITHIN NAMED “Company”	)
BY THE HAND OF MR. RAM MUKUNDA, Director	) RAM MUKUNDA
(Authorized Signatory) PURSUANT TO THE RESOLUTION	)
PASSED BY THE BOARD	)

ON THE 21 DAY OF June, 2012)

IN THE PRESENCE OF:	)
WITNESS:	) R. KISHAN BELUR
NAME AND ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED “SIPL”	)
BY THE HAND OF MR. R. L. SRIVASTAVA, Director	) R. L. SRIVASTAVA
(Authorized Signatory) PURSUANT TO THE RESOLUTION	)
PASSED BY THE BOARD	)

ON THE 21 DAY OF June, 2012)

IN THE PRESENCE OF:	)
WITNESS:	) R. KISHAN BELUR
NAME AND ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED “Promoters”	)
BY THE HAND OF MR. R. L. SRIVASTAVA	) R. L. SRIVASTAVA
(Authorized Signatory) POWER OF ATTORNEY HOLDER	)

ON THE 21 DAY OF June, 2012)

IN THE PRESENCE OF:	)
WITNESS:	) R. KISHAN BELUR
NAME AND ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED “WOS”	)
BY THE HAND OF MR. RAM MUKUNDA, Director	) RAM MUKUNDA
(Authorized Signatory) PURSUANT TO THE RESOLUTION	)
PASSED BY THE BOARD	)

ON THE 21 DAY OF June, 2012)

IN THE PRESENCE OF:	)
WITNESS:	) R. KISHAN BELUR
NAME AND ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED “TBL”	)
BY THE HAND OF MR. SANTHOSH KUMAR M., Director	) SANTHOSH KUMAR M.
(Authorized Signatory) PURSUANT TO THE RESOLUTION	)
PASSED BY THE BOARD	)

ON THE 21 DAY OF June, 2012)

IN THE PRESENCE OF:	)
WITNESS:	) R. KISHAN BELUR
NAME AND ADDRESS:	)

SCHEDULE 1

PROMOTERS of SIPL

ANNEXURE 1
Map of the Land